                                                                      Exhibit 99


FOR IMMEDIATE RELEASE
JANUARY 27, 2000

                                 CHATTEM, INC.
                         ADOPTS SHAREHOLDER RIGHTS PLAN

         CHATTANOOGA, TENN. - JANUARY 27, 2000 - CHATTEM, INC. (NASDAQ: CHTT), a leading marketer and manufacturer of branded consumer products, announced today that its Board of Directors adopted a Shareholder Rights Plan pursuant to which Rights will be distributed as a dividend at the rate of one Right for each share of common stock, without par value of the Company held by shareholders of record as of the close of business on February 11, 2000.

         The Rights Plan is designed to deter coercive or unfair takeover tactics, including the accumulation of shares in the open market or through private transactions, and to prevent an acquirer from gaining control of the Company without offering a fair price to all shareholders. The distribution of the Rights is not intended to prevent a takeover of the Company and should not deter any prospective bidder willing to negotiate with the Board of Directors and pay a full and fair price for the Company's shares.

         Each right initially will entitle shareholders to buy one one-hundredth of a share of a new Series A Junior Participating Preferred Stock at an exercise price of $90.00 per Right, subject to adjustment. Because the Rights will not initially be exercisable and will trade with the common stock, separate Right certificates will not be provided to shareholders at this time. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's common stock.

         The Company also announced that the Board has amended the Company's By-laws to provide, among other things, for 90-day advance notice of shareholder nominations for directors and shareholder-initiated business at annual meetings.

         A copy of the Shareholder Rights Plan and amended By-laws will be filed shortly with the Securities and Exchange Commission.

         For more information on Chattem, Inc., visit the Company's website at www.chattem.com.

         The statements contained in this release that are not historical facts are forward-looking statements, including those relating to the potential benefits of the Rights Plan and our intentions and expectations regarding the Rights Plan. Important factors that could cause results to differ materially from management's expectations include the risk that the adoption of the Rights Plan could affect the stock price. Additional information on factors that could potentially affect our financial and other results may be found in our documents filed with the Securities and Exchange Commission.

         Company Contacts:         Alec Taylor
                                   President and Chief Operating Officer
                                   423/821-2037, ext 281

                                   Chris Keller
                                   Director of Finance
                                   423/821-2037, ext 278

                                   Steve Powell
                                   Controller
                                   423/821-2037, ext 340